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Exhibit 16(a)(1)(iii)

                                   UWINK, INC.
                                16106 HART STREET
                               VAN NUYS, CA 91406

                           Offer to Purchase for Cash
             Shares of its Common Stock, Par Value $.001 Per Share,
                      Held by Holders of 99 or Fewer Shares


               THIS OFFER WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON
                           THURSDAY, JANUARY 15, 2009,
           THE EXPIRATION DATE, UNLESS EXTENDED OR EARLIER TERMINATED.

                                December 5, 2008


To Brokers, Dealers, and Commercial Banks, Trust Companies and Other Nominees:


uWink, Inc., a Delaware corporation, sometimes referred to herein as the "Company," is offering to purchase for cash shares of its common stock held by stockholders who owned of record or beneficially 99 or fewer shares as of the close of business on December 1, 2008 and who continue to hold such shares through the expiration date of the offer, at a purchase price of $0.50 per share, plus $20.00 to each stockholder who accepts the offer, upon the terms and subject to the conditions set forth in the Company's offer to purchase for cash, dated December 1, 2008, and in the related Authorization Card.

       THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
                         TENDERED PURSUANT TO THE OFFER.

No fees or commissions will be payable by the Company to brokers, dealers or any other person for soliciting tenders of shares pursuant to the offer as described in the offer to purchase. The Company will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

For your information and for forwarding to your clients, including those who owned of record or beneficially 99 or fewer shares of the Company's common stock and for whom you hold 99 or fewer shares registered in your name or in the name of your nominee on the close of business on December 1, 2008, we are enclosing the following documents:

   1.  Offer to purchase for cash, dated December 5, 2008;
   2. Letter to stockholders from the Chairman and Chief Executive Officer of uWink, Inc., dated December 5, 2008;
   3. Form of Letter to Clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee;
   4. Form of Client Instruction Form on which clients may provide you instructions concerning their decision regarding a tender of their shares;
   5. Authorization Card for Holders of Common Stock of uWink, Inc. for your use and for the information of your clients; and
   6.  A return envelope addressed to the Company.


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WE REQUEST THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER TO
PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON THURSDAY, JANUARY 15, 2009 UNLESS EXTENDED OR EARLIER TERMINATED.

In order to take advantage of the offer, a stockholder must do the following before the offer expires:

   . Deliver a duly executed and properly completed Authorization Card and any other required documents to the depositary with certificate(s) representing the tendered shares, all in accordance with the instructions set forth in the offer to purchase and Authorization Card.

Please direct any inquiries you may have with respect to the offer, and any requests for additional copies of the enclosed materials, to Nancy Nino of the Company, at uWink, Inc., 16106 Hart Street, Van Nuys, CA 91406; (818) 909-6030
x. 102 (telephone); (818) 909-6070 (facsimile).


                                        Very truly yours,

                                        /s/ Nolan K. Bushnell
                                        ----------------------------------------
                                        Nolan K. Bushnell
                                        Chairman and Chief Executive Officer


Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF ACT TELECONFERENCING, INC. OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The offer is not being made to (nor will tenders of shares be accepted from or on behalf of) stockholders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.